UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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GAINSCO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GAINSCO, INC.

3333 Lee Parkway, Suite 1200

Dallas, Texas 75219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2009

TO THE SHAREHOLDERS:

The annual meeting of the shareholders of GAINSCO, INC. (the “Company”) will be held on the 1st Floor, 3333 Lee Parkway, Dallas, Texas 75219, on May 27, 2009, at 9:30 a.m. (Dallas Time) for the following purposes:

1.	to elect a Board of Directors consisting of eight persons; and

2.	to approve Articles of Amendment to the Company’s Articles of Incorporation to effect a one-for-five reverse stock split; and

3.	to transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only shareholders of record as of the close of business on April 20, 2009 will be entitled to notice of or to vote at this meeting or any adjournment or adjournments thereof. A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 2008 is being mailed concurrently with the mailing of this proxy statement.

We encourage you to vote. Whether or not you expect to attend the meeting, please either complete, date and sign the enclosed Proxy and mail it promptly or vote your shares by using the Internet or by telephone in accordance with the instructions contained on the enclosed form of Proxy to assure that your shares are represented at the meeting. A return envelope (which is postage pre-paid if mailed in the United States) is provided. Even if you have given your Proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a Proxy issued in your name.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN S. DANIELS,
Secretary

Dallas, Texas

April 27, 2009

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Shareholders to be held on May 27, 2009

The Proxy Statement and Annual Report for 2008 are available at

https://www.sendd.com/EZProxy/?project_id=219

GAINSCO, INC.

3333 Lee Parkway, Suite 1200

Dallas, Texas 75219

PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

to Be Held on May 27, 2009

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of GAINSCO, INC., a Texas corporation (the “Company”), for use in connection with the annual meeting of the shareholders of the Company (the “Meeting”) to be held on the 1st Floor, 3333 Lee Parkway, Dallas, Texas 75219, on May 27, 2009, at 9:30 a.m. (Dallas Time), and at any adjournment thereof. This Proxy Statement and the enclosed form of proxy were first mailed to security holders on or about April 27, 2009.

The solicitation of proxies is being made and paid for by the Company. In addition to soliciting proxies by use of the mails, the Company’s officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is also contemplated that, for a fee of approximately $5,000 plus certain expenses, additional solicitation may be made by personal interview, telephone or other appropriate means under direction of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in the manner specified. If no specification is made in the proxy, then the shares will be voted in favor of the recommendations of the Board. A proxy may be revoked by a shareholder at any time prior to the actual exercise thereof by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by attending the Meeting and voting in person. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

RECORD DATE AND VOTING SECURITIES

Only holders of record as of the close of business on April 20, 2009 (the “Record Date”) of shares of the Company’s common stock, par value $0.10 per share (“Common Stock”) will be entitled to vote on matters presented at the Meeting.

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to come before the Meeting.

On the Record Date there were outstanding 23,927,572 shares of Common Stock, constituting all of the outstanding shares entitled to vote at the meeting. A majority of the shares of Common Stock outstanding on the Record Date constitutes a quorum. Cumulative voting is not permitted.

All shares of Common Stock represented at the Meeting in person or by proxy are counted in determining the presence of a quorum. Directors are elected by plurality vote and, therefore, the eight nominees receiving the highest number of affirmative votes shall be elected as directors, if a quorum is present. The affirmative vote of the holders of at least two thirds of the outstanding shares entitled to vote is required for the approval of Proposal No. 2, which would amend the Company’s Articles of Incorporation to effect a one-for-five reverse stock split. Abstentions and broker non-votes will not be counted or entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of Common Stock beneficially owned (as defined by the rules of the Securities and Exchange Commission (“SEC”)) by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the other Named Executives (defined under “EXECUTIVE COMPENSATION – Summary Compensation Table”) for the year ended December 31, 2008, and (iv) all of the directors and executive officers of the Company as a group. Except as otherwise indicated in footnotes to the table, the address for all of the persons listed is 3333 Lee Parkway, Suite 1200, Dallas, Texas 75219.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares (2)		Percent of Common Stock (3)
Goff Moore Strategic Partners, L.P. (“GMSP”) and John C. Goff (4)	8,731,840	(5)	35.9%
Robert W. Stallings	5,507,750	(6)	23.0%
James R. Reis	2,816,275	(7)	11.8%
Glenn W. Anderson	428,200	(8)	1.8%
Joel C. Puckett	185,285	(9)	*
Sam Rosen	81,783	(9)(10)	*
John H. Williams	27,509	(9)	*
Robert J. Boulware	23,632		*
Harden H. Wiedemann	17,896	(9)	*
Directors and executive officers as a group (12 persons)	17,917,487	(11)	73.5%

*	Less than 1%
(1)	On the Record Date, there were 23,927,572 shares of Common Stock outstanding.
(2)	To the best of the Company’s knowledge, each person named has sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed the “beneficial owner” of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days, including (x) through the exercise of any option or warrant or (y) through the conversion of another security.
(3)	Calculated as of a particular date by dividing the number of shares beneficially owned by such person by the number of shares of Common Stock outstanding. Both the numerator and the denominator include shares as to which the person has the right to acquire voting or investment power (or both) within 60 days.

(4)	Mr. Goff may be deemed the beneficial owner of the shares of Common Stock beneficially owned by GMSP because he is Managing Principal of the managing general partner of GMSP. He is the owner of 33.33% of the limited partner interests in the limited partnership that is the managing general partner of GMSP and 33.33% of the membership interests in the limited liability company which is its general partner, and is a designee of GMSP on the Board. The address of GMSP is 500 Commerce Street, Suite 700, Fort Worth, Texas 76102.
(5)	Includes 387,500 shares of Common Stock issuable to GMSP upon exercise of a warrant.
(6)	Mr. Stallings is the executive Chairman of the Board. The Company has been informed that 4,760,061 of the shares beneficially owned by Mr. Stallings are pledged as security for a loan.
(7)	Mr. Reis is Vice Chairman of the Company. The Company has been informed that 2,670,555 of the shares beneficially owned by Mr. Reis are pledged as security for a loan.
(8)	Includes (i) 57,500 shares of Common Stock that Mr. Anderson has the right to acquire upon exercise of options granted pursuant to the 1998 Long Term Incentive Plan (the “1998 Plan”), (ii) 150,000 shares of Common Stock issued to Mr. Anderson in January, 2005, 100,000 of which were initially restricted shares. Of those 100,000 shares, 20,000 remained restricted shares as of the Record Date. The restricted shares cease to be subject to forfeiture conditions as to 20,000 shares on each anniversary of the grant date.
(9)	Includes the following numbers of shares that the designated individuals have the right to acquire upon exercise of options granted pursuant to the 1998 Plan: Mr. Puckett – 2,100; Mr. Rosen – 2,100; Mr. Wiedemann – 2,100; and Mr. Williams – 2,100.
(10)	Includes 1,289 shares owned by Mr. Rosen’s wife as to which Mr. Rosen disclaims beneficial ownership.
(11)	The group consists of the persons identified in the table and the executive officers identified under “Executive Officers.” Includes (i) 74,400 shares that may be acquired upon exercise of options and (ii) 387,500 shares that may be acquired upon exercise of a warrant.

ELECTION OF DIRECTORS

(Proposal No. 1)

CORPORATE GOVERNANCE

Applicable corporate law and the Bylaws of the Company provide that the business and affairs of the Company shall be managed by the Board of Directors. The Board currently consists of eight directors until changed by resolution adopted by the Board.

Independent Directors

The Company’s Common Stock is listed and traded on the NYSE AMEX (the “AMEX”). Pursuant to Section 803 of the NYSE AMEX Company Guide, a majority of the directors must be “independent” as that term is defined in such rules, and the Board must affirmatively determine that each director deemed to be “independent” does not have a material relationship with the Company that would interfere with the exercise of independent judgment. In accordance with that requirement, the Board has determined that Messrs. Boulware, Goff, Puckett, Rosen, Wiedemann and Williams are “independent” under Rule 803A.2. In making that determination, the Board considered the requirements and limitations adopted by the AMEX in its rules.

Organization of the Board; Meetings

Audit Committee. The Audit Committee’s functions are set forth in the Audit Committee Charter, which the Board adopted on May 19, 2003 and amended on February 28, 2006, and they are summarized below under “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – Report of the Audit Committee.” The Audit Committee currently consists of Joel C. Puckett, Chairman, Harden H. Wiedemann and John H. Williams, all of whom have been determined by the Board to be independent. The Audit Committee had eight meetings during 2008. A copy of the charter of the Audit Committee is available on the Company’s web site at www.gainsco.com (links to the charter of the Audit Committee, the other committee charters referred to below and the codes of conduct referred to below are at http://www.gainscoinc.com/governance/our-comp_corp-gov.html). Additional information regarding the role of the Audit Committee with respect to the Company’s financial statements and its relationship with the independent registered public accounting firm that audits those statements is set forth under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – Report of the Audit Committee.”

Compensation Committee. The Compensation Committee establishes the compensation of executive officers of the Company and administers incentive compensation plans which provide benefits to executive officers. The Compensation Committee prepares recommendations to the Board on the adoption of incentive plans and awards incentive compensation pursuant to the GAINSCO, INC. 2005 Long-Term Incentive Compensation Plan (“the 2005 Plan”). The Compensation Committee currently consists of John H. Williams, Chairman, Robert J. Boulware and Sam Rosen, all of whom have been determined by the Board to be independent. The Compensation Committee had four meetings during 2008. A copy of the charter of the Compensation Committee is available on the Company’s web site at www.gainsco.com.

Corporate Governance Committee. The Corporate Governance Committee is responsible for recommending to the Board individuals to serve as directors (see “Nomination Procedures” below). In addition, the Corporate Governance Committee (i) has the responsibility to review, approve or disapprove, or impose any conditions on, any transaction or group or series of transactions involving the Company and any related party, and (ii) during intervals between meetings of the Board, has the authority to exercise all of the powers of the full Board over all matters other than certain extraordinary corporate matters and those matters coming specifically within the purview of other committees of the Board. The Corporate Governance Committee is composed of Joel C. Puckett, Chairman, Robert J. Boulware and John H. Williams, all of whom have been determined by the Board to be independent. The Corporate Governance Committee held four meetings in 2008. A copy of the charter of the Corporate Governance Committee is available on the Company’s web site at www.gainsco.com. Additional information regarding the role of the Corporate Governance Committee is set forth under the captions “Nominations for Election of Directors” and “Nomination Procedures.”

401(k) Plan Investment Committee. The 401(k) Plan Investment Committee’s functions include overseeing and administering the affairs of the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan Investment Committee is composed of Glenn W. Anderson, Chairman, and Daniel J. Coots, who serves as an advisory member. The 401(k) Plan Investment Committee had one meeting in 2008.

Full Board of Directors. During 2008, there were four meetings of the Board. During 2008, all of the Company’s directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which they served.

The Board and the Audit Committee each hold regularly scheduled executive sessions. In the case of Board meetings, separate executive sessions are held with all of the directors present, with only the non-employee directors present, and with only the independent directors present. In the case of the Audit Committee, the members (all of whom are independent) meet in executive session with the independent registered public accounting firm that reviews and audits the Company’s financial statements (see “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”) and separately with only the members of the committee, Company counsel and any other independent directors who desire to participate present. The Compensation Committee and the Corporate Governance Committee meet in executive session whenever the members consider it appropriate to do so.

Nominations for Election of Directors

The Board has empowered the Corporate Governance Committee to develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company, including consideration of the performance of incumbent directors in determining whether to nominate them for reelection, as well as the tenure policy of the Board with regard to directors. The Corporate Governance Committee is directed to make appropriate recommendations to the Board with respect to individuals to be included among management’s nominees, and, as appropriate, to the shareholders of the Company with respect to the election of directors. It has not adopted specific minimum qualifications or identified specific qualities or skills that are necessary for any nominee to possess. The Corporate Governance Committee would consider nominees proposed by shareholders, but it has not specified any guidelines or policies for such consideration or adopted minimum qualifications or other specific criteria that a nominee would be required to meet in order to be considered. The Corporate Governance Committee would apply the same general criteria in evaluating potential nominees whether they are proposed by shareholders or otherwise identified for consideration.

Nomination Procedures

Section 2.13 of the Company’s Bylaws provides that only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of shareholders by or at the direction of the Board, by the Corporate Governance Committee or any person appointed by the Board or by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 2.13 of the Bylaws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company (3333 Lee Parkway, Suite 1200, Dallas, Texas 75219) not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, to be timely notice by the shareholder must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the meeting was mailed or such pubic disclosure was made. Such shareholder’s notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in Section 2.13 of the Bylaws.

Contractual Rights to Board Nominations

Two of the Company’s eight directors serve pursuant to contractual arrangements: John C. Goff and Robert W. Stallings. Each of them is nominated pursuant to agreements entered into by the Company in connection with the recapitalization of the Company that was consummated on January 21, 2005 (the “Recapitalization”).

Shareholder Communications

The management of the Company and the Board welcome communications from the Company’s shareholders. While the Board has not formally adopted a process for shareholders to communicate with the Board, shareholders who wish to communicate with the Board, or one or more specified directors, may send an appropriately addressed letter to the Chairman of the Board of the Company, at 3333 Lee Parkway, Suite 1200, Dallas, Texas 75219. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” All such letters should identify the author as a security holder, and, if the author desires for the communication to be forwarded to the entire Board or one or more specified directors, the author should so request, in which case the Chairman will arrange for it to be so forwarded unless the communication is irrelevant or improper.

Codes of Conduct

The Board has adopted two codes of conduct which are applicable to employees of the Company. One of these, the Code of Ethics for Sarbanes - Oxley Section 406 Officers (the “Code of Ethics”), is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. This Code is intended to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. In addition, the Board adopted a separate Code of Business Conduct for all employees, which is also applicable to officers covered by the Code of Ethics.

These codes of conduct are intended to assure that employees of the Company observe high standards of ethics and integrity in the conduct of the Company’s business and in dealings with the Company. Copies of each code of conduct are available on the Company’s web site (www.gainsco.com).

Attendance at Annual Meetings of Shareholders

Although the Company has no policy with respect to director attendance at annual meetings of shareholders, in 2008 all eight members of the Board attended the annual meeting of shareholders.

Nominees

The Corporate Governance Committee discussed its members’ views regarding the overall performance of the Board and the performance of individual members of the Board, and the Chairman of that committee also solicited the views of the Executive Chairman regarding nominees. After due consideration, the Corporate Governance Committee voted to recommend that the current directors be nominated for re-election. Based on that recommendation, the Board has nominated the eight candidates identified in the following table for election as directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. The ages shown in the table for each nominee are as of the Record Date. Each nominee is currently serving as a director and is currently serving on the Board committees indicated below.

Name	Age	Director Since
Glenn W. Anderson(3)	56	1998	Mr. Anderson has served as President and Chief Executive Officer of the Company since April, 1998. Mr. Anderson has been engaged in the property and casualty business since 1975.

Robert J. Boulware (2)(4)	52	2005	Mr. Boulware, now retired, was President and Chief Executive Officer of ING Funds Distributor, LLC, a wholly owned subsidiary of ING Groep, N.V. engaged in the distribution of mutual funds through intermediary and affiliate channels, with which he was an executive officer from 1992 to 2006. Mr. Boulware specialized in wholesale distribution in financial services for 25 years. He is a Trustee of the Met Investors Series Trust, an open-end, management investment company.

John C. Goff	53	1997	Mr. Goff has been a Managing Principal of Goff Capital Partners, LP, a private equity firm with more than $5 billion in investments under management, since 1998. Mr. Goff co-founded Crescent Real Estate Equities with Mr. Richard Rainwater, leading its initial public offering in May 1994 and serving as Chief Executive Officer and Vice Chairman. The company grew from more than $500 million in assets at its initial public offering to approximately $6.5 billion upon its sale in August 2007 to Morgan Stanley Real Estate.

Joel C. Puckett (1)(4)	65	1979	Mr. Puckett is a certified public accountant located in Minneapolis, Minnesota. Mr. Puckett has been engaged in the private practice of accounting since 1973. Mr. Puckett was Chairman of the Board from 1998 until 2001.

Sam Rosen (2)	73	1983	Mr. Rosen served as the Secretary of the Company from 1983 until March, 2005. Mr. Rosen is a senior partner with the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P. He has been a partner in that firm or its predecessor since 1966. Mr. Rosen is a director of AZZ incorporated.

Name	Age	Director Since
Robert W. Stallings	59	2001	Mr. Stallings has been Executive Chairman of the Board since January, 2005. He previously served as non-executive Chairman of the Board from 2001 until January, 2005, non-executive Vice Chairman of the Board from March until September, 2001, and as a consultant to a subsidiary of the Company from 2001 until January 21, 2005. Mr. Stallings has served as Chairman and President of Stallings Capital Group, Inc., a Dallas-based merchant banking firm specializing in the financial services industry, since 2000. He is a director of Texas Capital Bancshares, Inc.

Harden H. Wiedemann (1)	56	1989	Mr. Wiedemann has been General Partner of Wiedemann Group Investment Partners, an insurance and investment partnership, since September 2007. He was a consultant in health care and insurance matters from 2004 until September 2007.

John H. Williams (1)(2)(4)	75	1990	Mr. Williams is retired and has managed personal investments for more than five years.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the 401(k) Plan Investment Committee.
(4)	Member of the Corporate Governance Committee.

All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated one or more of the nominees is not available for election, the proxy holders named in the enclosed proxy form intend to vote for such other person or persons as the Board may nominate. No family relationship exists among the directors, executive officers or nominees.

Executive Officers

Information concerning the executive officers of the Company as of the Record Date is set forth below:

Name	Age	Position with the Company
Robert W. Stallings	59	Executive Chairman of the Board
Glenn W. Anderson	56	President, Chief Executive Officer and Director
James R. Reis	51	Vice Chairman
Richard M. Buxton	60	Senior Vice President, Corporate Affairs
Daniel J. Coots	57	Senior Vice President, Chief Financial Officer and
		Chief Accounting Officer
John S. Daniels	60	General Counsel and Secretary

Robert W. Stallings has served as executive Chairman of the Board since January 21, 2005. Mr. Stallings’ background appears above under “Nominees.”

Glenn W. Anderson has served as President, Chief Executive Officer and Director of the Company since April 1998. Mr. Anderson’s background appears above under “Nominees.”

Mr. Reis became Vice Chairman in November, 2007 and previously served as Executive Vice President from January, 2005 until November, 2007. Since 2001 Mr. Reis has performed merchant banking and management consulting services through First Western Capital, LLC, of which he is the founder, Managing Director and owner, and through which he provided consulting services to a subsidiary of the Company from 2003 to January, 2005.

Richard M. Buxton has served as Vice President of the Company since 1996. In 1999, Mr. Buxton was promoted to Senior Vice President.

Daniel J. Coots has served as Vice President, Chief Financial Officer and Chief Accounting Officer of the Company since 1987. In 1991 Mr. Coots was promoted to Senior Vice President. Mr. Coots has been engaged in the property and casualty insurance business since 1983.

John S. Daniels has served as General Counsel and Secretary since March, 2005. Mr. Daniels has been engaged in the private practice of law in Dallas, Texas since 1984.

EXECUTIVE COMPENSATION

This Proxy Statement omits from some of the compensation tables certain columns with respect to which no compensation was earned or paid in the years presented.

The following table sets forth certain summary information concerning the compensation paid to the Company’s chief executive officer and the other two most highly compensated executive officers of the Company for the fiscal years ending December 31, 2008 and 2007 (collectively, the “Named Executives”). Information is provided on an accrual basis for the fiscal years presented.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) [1]	Non-Equity Incentive Plan Compensation ($) [2]	All Other Compensation ($) [3]	Total ($)
Glenn W. Anderson (President and Chief Executive Officer)	2008 2007	340,000 340,000	0 0	132,000 165,968	0 0	33,546 26,800	505,546 532,768

Robert W. Stallings (Executive Chairman)	2008 2007	300,000 300,000	0 0	0 0	0 0	12,850 11,673	312,850 311,673

James R. Reis (Executive Vice President)	2008 2007	200,000 200,000	0 0	0 0	0 0	13,024 12,572	213,024 212,572

[1]

Amounts shown represent the dollar value of (i) shares of Common Stock based on performance in each year or on a cumulative basis pursuant to the 2005 Plan (Mr. Anderson – 0 shares in 2008, 4,383 shares in 2007 (fair value of $7.75 per share)), and (ii) 20,000 shares of restricted stock awarded to Mr. Anderson in 2005 that vested in each year shown (fair value of $6.60 per share). Such amounts equal the dollar amounts recognized for financial statement reporting purposes in 2008 in accordance with FAS 123R; see Note 13 to the Consolidated Financial Statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2008.

[2]

This column would reflect contractual bonuses earned by Messrs. Stallings, Anderson and Reis in accordance with employment agreements and equal 5%, 2% and 2  1/2%, respectively, of the Company’s net income before interest and taxes, as defined in such agreements. No contractual bonuses were earned for 2008 or 2007.

[3]

For all of the Named Executive Officers, this column includes the Company’s matching contribution under its 401(k) Plan. Amounts shown in this column also include perquisites with a total value of less than $10,000 with respect to Messrs. Stallings and Reis and in the following amounts with respect to Mr. Anderson ($26,646 in 2008, $25,304 in 2007, including premiums for dependent medical, dental and vision insurance, life insurance and disability premiums, travel reward programs and a car allowance).

Discussion of Summary Compensation Table

Messrs. Stallings, Anderson and Reis are compensated pursuant to written employment agreements and, in Mr. Anderson’s case, a Restricted Stock Agreement and a Change in Control Agreement. All of such agreements were entered into in 2005, except that the initial employment and change in control agreements with Mr. Anderson, entered into at the time he joined the Company as President and Chief Executive Officer in 1998, were amended in 2005 as part of the Recapitalization. All of these employment agreements were approved by the Compensation Committee and by shareholders in connection with the approval of the Recapitalization. The terms of the agreements with Messrs. Stallings and Reis are each three years, and the term of the agreement with Mr. Anderson is four years. In each case, the term is automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the applicable agreement remains three years, in the case of Messrs. Stallings and Reis, or four years, in the case of Mr. Anderson), unless either party to the applicable agreement gives notice of an intention not to extend the term.

Stallings Employment Agreement. The employment agreement between the Company and Mr. Stallings provides, among other things, the following:

•	Mr. Stallings serves as executive Chairman of the Board and receives an annual base salary of $300,000.

•	His annual bonus is equal to 5% of the Company’s earnings before interest and taxes, as defined in the agreement.

Anderson Employment Agreement. As amended in the Recapitalization, the employment agreement between the Company and Mr. Anderson provides, among other things, the following:

•	Mr. Anderson serves as the Company’s President and Chief Executive Officer and receives an annual base salary of $340,000.

•	The Company issued 50,000 shares of Common Stock to Mr. Anderson in 2005, which shares are fully vested and not subject to forfeiture.

•

The Company also entered into a restricted stock agreement with Mr. Anderson in 2005, pursuant to which he was issued an additional 100,000 shares of restricted Common Stock that would vest and cease to be subject to forfeiture conditions as to 20,000 shares on each anniversary of the date of grant for five years.

•	Mr. Anderson’s annual bonus is equal to 2% of earnings before interest and taxes, as defined in the agreement.

Mr. Anderson and the Company also agreed as part of the Recapitalization to a revised change in control agreement to replace an agreement entered into when Mr. Anderson joined the Company in 1998. See “Potential Payments upon Termination or Change in Control.”

Reis Employment Agreement. The employment agreement between the Company and Mr. Reis provides, among other things, the following:

•	Mr. Reis served as Executive Vice President of the Company until November, 2007, when he was named Vice Chairman, and he receives an annual base salary of $200,000.

•	Mr. Reis’ annual bonus is equal to 2.5% of earnings before interest and taxes, as defined in the agreement.

The employment agreements with Messrs. Stallings, Anderson and Reis each contain provisions that would result in additional payments to them in the event of termination of employment with the Company; see “Potential Payments upon Termination or Change in Control.”

2005 Plan. Pursuant to the 2005 Plan, 13 current executives of the Company, including Mr. Anderson, have received grants of restricted stock units. Each restricted stock unit, if vested, would entitle the grantee to one share of Common Stock. All of the restricted stock units are “performance based,” and vesting is dependent on achievement of performance goals specified in the applicable award agreements. Messrs. Stallings and Reis have not received any awards pursuant to the 2005 Plan, although they are eligible under the terms thereof.

Mr. Anderson received a grant of restricted stock units in 2005. On September 4, 2008, the Compensation Committee approved modifications to the original grants as to all outstanding restricted stock units of all executives, which were subsequently agreed to by all of the grantees. On the same day, the Compensation Committee approved new awards of 333,191 restricted stock units, of which 21,282 were awarded to Mr. Anderson, with the same vesting provisions as the modified awards.

The principal purpose of the 2008 modifications and the terms of the new award granted to Mr. Anderson in 2008 were to provide incentives to contribute to the long term performance of the Company in a manner consistent with the interests of the Company’s shareholders. The performance goals governing vesting applicable to all of the restricted stock units held by Mr. Anderson are based on the attainment of a specified level of earnings of the Company.

The awards provide that, in order for a restricted stock unit to become vested, the Company must achieve a threshold level of earnings as defined in the performance goals (generally earnings goals are considered as earnings before taxes and expense associated with the restricted stock units, referred to herein as “RSU Earnings”) for a single performance period ending December 31, 2010. In order for vesting to occur, the Company’s RSU Earnings must reach a threshold amount, and additional vesting may occur if the Company’s RSU Earnings are higher than the threshold amount. If RSU Earnings are above threshold but below target with respect during the performance period, then the number of shares earned is determined based on a sliding scale.

Unless the threshold RSU Earnings level for the Company as a whole is achieved, none of the restricted stock units would vest. Any favorable or unfavorable development of the Company’s claims and claim adjustment expense relating to 2010 and prior years that occurs in 2011 would be taken into account in determining RSU Earnings. Vesting determinations are to be made in 2012, subject to completion of the audit of the Company’s financial statements for the year ending December 31, 2011 and certification by the Compensation Committee.

If Mr. Anderson’s employment terminates before December 31, 2010, except for termination under certain conditions after July 1, 2010, non-vested units will expire and be of no further value. Any units granted which are not vested as of the time that financial results for the year ended December 31, 2011 are determined will expire and be of no further value.

The 4,383 shares attributable to Mr. Anderson for 2007 (see Note 1 to the Summary Compensation Table) were earned based on partial vesting on a cumulative basis for the 2005-07 period. Mr. Anderson did not earn any shares based solely on the 2007 performance period. Annual and cumulative performance periods were eliminated as part of the modification to restricted stock units adopted in 2008, and replaced with the single performance period described above.

1998 Plan. Prior to 2005, the Company had adopted a plan which remains in effect, pursuant to which options on common stock were awarded to executives and directors – the 1998 Plan. No options have been granted under the 1998 Plan since 2000 and, in connection with the adoption of the 2005 Plan, the Compensation Committee stated that it did not intend to make any additional awards under earlier plans. Some options previously granted under the 1998 Plan remain outstanding, with exercise prices substantially above recent market prices for the Company’s Common Stock.

Outstanding Equity Awards

The following table shows the number of shares of Common Stock as of December 31, 2008 covered by outstanding options and restricted stock units which had not vested and would be earned if threshold performance is achieved pursuant to the 2005 Plan.

OUTSTANDING EQUITY AWARDS

AT FISCAL YEAR-END DECEMBER 31, 2008

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) [1]	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [3]
Anderson	12,500 45,000	22.00 22.75	3/2/10 3/19/10	210,000	296,100
Stallings	0			0	0
Reis	0			0	0

[1]	All of the outstanding options shown in this column are exercisable.
[2]

Units shown in this column are restricted stock units granted pursuant to the 2005 Plan that had not vested as of December 31, 2008 and would vest if the performance levels referred to in Note 3 below are achieved. Vesting is determined by the achievement of performance goals related to earnings. Additional information regarding the restricted stock units appears above under the caption “2005 Plan.”

[3]

Dollar amounts shown in this column are calculated based on the closing price of Common Stock as of December 31, 2008, and the number of shares that would be earned assuming the achievement of the threshold level of performance applicable to the performance goal related to earnings for Mr. Anderson. Actual results may vary significantly from the amounts shown in this column, depending on future value of Common Stock and whether applicable performance goals are met or exceeded for the performance period ending December 31, 2010.

Potential Payments upon Termination or Change in Control

Each of the three tables below reflects the dollar amounts of compensation and other consideration (as described further below) that would be payable to the respective Named Executive Officer in the event of termination of employment or a change in control of the Company. Shown below are the amounts applicable to each Named Executive Officer upon resignation or retirement, involuntary not-for-cause termination, termination for cause, occurrence of a change in control, separation following a change in control, and in the event of permanent disability or death. The amounts shown assume that the applicable event was effective as of December 31, 2008. The amounts include compensation earned through the assumed effective date and in certain cases the continuation of expected payments under terms of existing agreements. These are estimates of the amounts which would be paid out to the executives in conjunction with separation. The actual amounts that would be paid out would only be determinable at the time of any separation from the Company. Not included are any potential amounts that relate to plans, agreements or arrangements that are available generally to eligible salaried employees, such as Company-paid disability insurance and term life insurance.

The Company does not offer or provide any defined benefit retirement plan or retirement medical benefits. All employees are eligible to participate in the Company’s defined contribution 401(k) Plan.

Unless otherwise indicated, the amounts would be paid in lump sums in accordance with the terms of applicable agreements or Company policy at the time of separation. All amounts shown in the tables are in dollars.

Glenn W. Anderson
	Resignation or Retirement	Not-for-Cause Termination	Termination For Cause	Change in Control	Separation after Change in Control	Disability or Death
Basis of Obligation
Restricted stock/restricted stock units [2]	0	27,000	0	479,000	0	27,000
Life insurance benefits per written employment agreement	0	0	0	0	0	1,000,000
Cash severance per employment agreement [1]	0	1,530,000	0	0	680,000 1,530,000	0
Accrued vacation pay per company policy	52,000	52,000	52,000	0	52,000	52,000

[1]

Of the cash severance amounts shown in the column entitled “Separation after Change in Control,” the first amount would be payable if separation results from resignation “for good reason,” and the second amount would be payable in the event of termination without cause.

[2]	The dollar amounts reflected for restricted stock and restricted stock units are calculated based on the closing price of common stock on December 31, 2008.

Robert W. Stallings
	Resignation or Retirement	Not-for-Cause Termination	Termination For Cause	Change in Control	Separation after Change in Control	Disability or Death
Basis of Obligation
Cash Severance per employment agreement [1]	0	300,000	0	0	0	180,000 0
Accrued vacation pay per company policy	45,000	45,000	45,000	0	45,000	45,000

[1]

Cash severance is payable evenly over the 12 months following separation. Of the payment amounts shown in the column “Disability or Death,” the first amount would be payable in the case of disability and is net of long-term disability insurance payments paid during the 12 months following separation, and the second amount would be payable in the case of death and is net of term life insurance proceeds.

James R. Reis
	Resignation or Retirement	Not-for-Cause Termination	Termination For Cause	Change in Control	Separation after Change in Control	Disability or Death
Basis of Obligation
Cash Severance per employment agreement [1]	0	200,000	0	0	0	80,000 0
Accrued vacation pay per company policy	30,000	30,000	30,000	0	30,000	30,000

[1]

Cash severance is payable evenly over the 12 months following separation. Of the payment amounts shown in the column “Disability or Death,” the first amount would be payable in the case of disability and is net of long-term disability insurance payments paid during the 12 months following separation, and the second amount would be payable in the case of death and is net of term life insurance proceeds.

All of the Named Executive Officers are parties to agreements with the Company which provide in certain circumstances for compensation upon the occurrence of certain types of separation of employment and/or in the event of a change in control of the Company. The general terms of employment agreements with Messrs. Stallings, Anderson and Reis are discussed above under the caption “Discussion of Summary Compensation Table.” Mr. Anderson is also a party to a restricted stock agreement which provides that any unvested shares of restricted stock would become vested automatically upon the occurrence of a change in control as defined in the change in control agreement.

Employment Agreements. The employment agreements with Messrs. Stallings and Reis permit termination for cause, as defined in the agreements, in which case they would receive accrued salary through the date of termination but no other compensation. In the event of termination without cause, they would be entitled to an amount equal to the sum of (i) accrued salary through the date of termination, and (ii) severance compensation equal to the sum of (a) any amount of bonus owed with respect to the year preceding the year of termination, plus (b) a prorated bonus based upon the appropriate percentage (Mr. Stallings – 5%; Mr. Reis – 2  1/ 2%) of net income before interest and taxes, as defined in the agreements, for the year in which such termination occurs, to be paid at the same time at which other executives of the Company receive annual bonus payments in respect of the applicable calendar year, plus (c) an amount equal to annual base salary at the highest rate in effect immediately prior to termination. Any severance compensation would be paid in semi-monthly installments for a period of twelve months following termination upon execution of a release in the form attached to the employment agreements. These agreements provide for severance payments in the case termination as a result of a permanent disability as defined in the agreements. The payments would equal the severance compensation described above reduced by any payments of long term disability insurance during the twelve month period. Additionally, under these agreements in the case of termination as a result of death, the above-described severance compensation would be paid less the amount of any death benefit payments to the individual’s beneficiaries in respect of any life insurance policy of the executive paid for by the Company.

The employment agreement with Mr. Anderson permits termination for cause, as defined therein, in which case Mr. Anderson would receive accrued salary through the date of termination but no other compensation. In the event of termination without cause, Mr. Anderson would be entitled to an amount equal to the greater of (i) 36 multiplied by 150% of his then current monthly base salary, or (ii) the amount to which he would be entitled under his change in control agreement with the Company (described below). The agreement with Mr. Anderson provides that the Company pay for a term life insurance policy in the face amount of $1,000,000. Mr. Anderson is deemed the owner of the policy and has the right to designate the beneficiary.

Change in Control Agreements. The change in control agreement between the Company and Mr. Anderson provides for the payment of benefits if Mr. Anderson is actually or “constructively” terminated following a change in control of the Company. Generally, no benefits are payable if he terminates his own employment other than for “good reason” or is terminated for cause. No benefits beyond those otherwise provided by the Company are provided if Mr. Anderson’s employment terminates by reason of death, disability or retirement.

If, within two years following a change in control, Mr. Anderson is terminated by the Company for reasons other than cause, or if he terminates his employment for “good reason,” he is to be paid a lump sum cash payment in an amount equal to two times his base salary (unless, in the event of termination without cause, he would be entitled to a greater amount pursuant to his employment agreement, as discussed above). Under the terms of the employment agreement with Mr. Anderson, if he is terminated without cause, he would be entitled to the greater of (i) the amount he would be entitled to upon such termination under the employment agreement in the absence of a change in control, or (ii) the amount called for by the change in control agreement. In the event any of such payments would not be deductible, in whole or in part, by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payment would be reduced to the extent necessary to make the entire payment deductible.

For the purposes of the change in control agreements with Mr. Anderson, a change in control generally would be deemed to occur, subject to various exceptions set forth in the agreements,

(i)	if any person (other than excepted parties) acquires a majority of the then outstanding Common Stock;

(ii)	if a majority of the directors are replaced within a two year period, other than in specified circumstances;

(iii)	upon consummation of a merger of the Company or a consolidation or share exchange, the voting securities of the Company outstanding immediately before the transaction continue to represent at least a majority of the combined voting power of the Company or the surviving entity of the transaction outstanding immediately after the transaction; or

(iv)	upon approval by the Company’s shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company’s assets other than in the usual and regular course of business.

Accelerated Vesting Under 2005 Plan – Change in Control. Any unvested restricted stock units or shares of restricted stock issued pursuant to the 2005 Plan would fully vest upon the occurrence of a change in control of the Company, which is defined differently in the 2005 Plan than the definition summarized above with respect to change in control agreements. Under the 2005 Plan, a change in control would be deemed to occur if either (i) a person not including GMSP or Messrs. Goff, Stallings or Reis or their affiliates or associates were to become the beneficial owner of a majority of the outstanding Common Stock, or (ii) the Company were to cease to be engaged, directly or indirectly, in the insurance business (as defined in the 2005 Plan).

Compensation of Directors

The following table is a summary of the dollar value of the total annual compensation attributable to each non-employee director of the Company. Messrs. Stallings and Anderson do not receive any additional compensation for their service on the Board.

DIRECTOR COMPENSATION

FISCAL YEAR ENDED DECEMBER 31, 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards $ [1]	All Other Compensation ($)	Total ($)
Robert J. Boulware	36,000	1,208	0	37,208
John C. Goff	32,000	1,208	0	33,208
Joel C. Puckett	54,500	1,208	0	55,708
Sam Rosen	33,500	1,208	0	34,708
Harden H. Wiedemann	36,000	1,208	0	37,208
John H. Williams	43,000	1,208	0	44,208

[1]

Amounts shown relate to grants of 8,500 shares of restricted stock to each of the directors named in the table in November, 2008 which are scheduled to vest in 2011. Under FAS 123R, the value of such restricted stock is to be accrued over the vesting period, based on the closing price of Common Stock on the date of grant.

In 2008, each director of the Company who was not a full time employee of the Company received a quarterly retainer and a meeting fee for each in person meeting, plus expenses incurred in attending meetings of the Board. Each such director received a $24,000 annual retainer, paid quarterly, and $2,000 per scheduled meeting attended. Directors who chair the Audit, Compensation and Corporate Governance committees were paid annual retainers of $8,000, $3,000 and $3,000, respectively, paid quarterly. Mr. Puckett was also paid a fee of $5,000 in connection with additional work on behalf of the Corporate Governance Committee in connection with a special project. Committee members were paid $500 per scheduled meeting attended.

Non-employee directors have periodically been granted and hold stock options granted under the 1998 Plan and have received grants of restricted stock under the 2005 Plan. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding deemed beneficial ownership of shares related to outstanding options as of the Record Date. None of such options were exercised in 2008. On November 5, 2008 51,000 shares of restricted stock were granted to directors, which are subject to vesting in 2011.

Responsibility of the Compensation Committee

The function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to compensation matters described in the committee’s charter. This responsibility includes determining the annual compensation and benefits of the Company’s executive officers.

The Compensation Committee determined the elements of compensation earned by all of the Named Executive Officers in 2008. All of the compensation of Messrs. Stallings and Reis and most of the elements of Mr. Anderson’s compensation had been set through the employment contracts discussed above under “EXECUTIVE COMPENSATION – Discussion of Summary Compensation Table.” The Compensation Committee met on March 19, 2009 to review compensation issues and, at that meeting, they confirmed the fact that no contractual bonuses had been earned by Messrs. Stallings, Anderson or Reis because the Company did not have positive earnings before interest and taxes, as defined in the applicable employment agreements.

As discussed under “EXECUTIVE COMPENSATION – Discussion of Summary Compensation Table,” the Compensation Committee acted on elements of the 2005 Plan by (i) modifying outstanding awards of restricted stock units, including those held by Mr. Anderson and 12 other current executives, and (ii) making additional awards to the same executives. These decisions were made after consideration of recommendations of management and were considered at meetings of the Compensation Committee on August 26 and September 4, 2008. At the second meeting, after consideration of materials prepared by management and discussions with management and in executive session, the Compensation Committee approved such recommendations.

In addition, the Compensation Committee determined the salary and bonus of the Executive Officers who are not parties to employment agreements (Messrs. Buxton, Coots and Daniels) and confirmed that no restricted stock units previously awarded to executive officers had vested in 2008.

Determinations regarding the compensation of all executive officers are made by the Committee based on recommendations of Mr. Anderson, in consultation with Mr. Stallings. Compensation of executives who are not among the Company’s executive officers is determined by Mr. Anderson after consultation with Mr. Stallings.

The Compensation Committee also makes recommendations to the Board regarding compensation of members of the Board, including cash compensation and the award of restricted stock to non-management directors. The Board has final responsibility with respect to decisions affecting compensation of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the Section 16(a) reports filed pursuant to Section 16 (a) written representations furnished to it, the Company believes the persons who were required to file Section 16(a) reports in respect to their Section 16(a) ownership of Common Stock have filed on a timely basis all Section 16(a) reports required to be filed by them.

Transactions with Related Persons

Sponsorship – Bob Stallings Racing

Since 2005 the Company has been the primary sponsor of a Daytona Prototype Series auto racing team pursuant to a series of sponsorship agreements with Stallings Capital Group Consultants, Ltd. dba Bob Stallings Racing (“Stallings Racing”). In connection with this sponsorship, the Company receives various benefits customary for sponsors of Daytona Prototype Series racing teams, including rights relating to signage on team equipment and access for customers and agents to certain race facilities. The Company uses this sponsorship to build brand awareness and advance the Company’s distribution strategies.

On March 5, 2008, effective January 1, 2008, the Company entered into a sponsorship agreement for the 2008 racing season (the “2008 Sponsorship Agreement”), which provided for a fee in the amount of $1.75 million. The fee was payable in substantially equal monthly installments, with the installments for the months of January through March 2008 paid concurrently with the execution of the 2008 Sponsorship Agreement.

On December 15, 2008, effective January 1, 2009, the Company entered into a sponsorship agreement for the 2009 racing season (the “2009 Sponsorship Agreement”) containing substantially the same terms as those in the 2008 Sponsorship Agreement, including a fee in the amount of $1.75 million, payable in substantially equal monthly installments.

Stallings Racing is owned and controlled by Mr. Stallings. The Corporate Governance Committee reviewed the terms of the 2008 Sponsorship Agreement and, on February 15, 2008, it approved its terms and recommended its approval to the Board of Directors. The Board then approved the agreement at a meeting held on March 5, 2008. Mr. Stallings did not participate in the Board’s deliberations or in the vote. In authorizing the 2008 Sponsorship Agreement, the Corporate Governance Committee and the Board considered Mr. Stallings’ role and concluded that, under the circumstances, the agreement is fair to, and in the best interests of, the Company.

The Corporate Governance Committee reviewed and approved the terms of the 2009 Sponsorship Agreement at a meeting on December 15, 2008. Both the 2008 and 2009 Sponsorship Agreements contain provisions protecting the Company’s interests, including a termination provision that permits the Company unilaterally to terminate the agreement at any time and thereby cease making installment payments of the sponsorship fee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

As described more fully in the charter of the Audit Committee, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting, financial reporting and related functions described therein. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. BDO Seidman, LLP (“BDO Seidman”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“GAAS”).

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and BDO Seidman on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Company’s independent registered public accounting firm is ultimately responsible to the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, oversee and replace the independent registered public accounting firm (or to nominate an independent registered public accounting firm to be proposed for shareholder approval in any proxy statement), including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee has the further authority and responsibility to review the fees charged by the independent registered public accounting firm, the scope of its engagement and proposed audit approach, and to recommend such review or auditing steps as the Audit Committee may consider desirable. The Audit Committee discusses with BDO Seidman the results of its audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management and BDO Seidman presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact on the Company or are the subject of discussions between management and BDO Seidman. The Audit Committee meets with representatives of BDO Seidman with management present and in separate, regularly scheduled executive sessions with BDO Seidman and with only the members of the Committee, the Company’s counsel and any other independent directors who desire to attend present. In addition, the Audit Committee generally oversees the Company’s internal compliance programs. The Chairman of the Audit Committee is designated in the Company’s codes of conduct as a person to whom violations thereof, and “whistleblower” complaints regarding accounting, internal controls or auditing matters, may be reported.

KPMG LLP (“KPMG”) acted as the Company’s independent registered public accounting firm with respect to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. On June 19, 2008, the Company dismissed KPMG as its independent registered public accounting firm. Effective as of that date, the Company appointed BDO Seidman to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The dismissal of KPMG and the engagement of BDO were authorized and approved by the Audit Committee.

KPMG’s report on the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2007 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2007, there were: (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in their report; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. In June, 2008, the Company provided KPMG with a copy of the disclosures it is making herein and requested that KPMG furnish a letter addressed to the SEC stating whether or not it agreed with the statements made. A copy of KPMG’s letter addressed to the SEC, dated June 25, 2008, was filed as an exhibit to the Company’s report on Form 8-K filed with the SEC on June 25, 2008.

During each of our two most recent fiscal years and through June 19, 2008, neither the Company nor anyone acting on its behalf consulted BDO Seidman with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2) of Regulation S-K.

Pursuant to the Audit Committee Charter, the Audit Committee reviewed and discussed with management and the appropriate independent registered public accounting firm (BDO Seidman for 2008 financial statements, KPMG for 2007 financial statements) the Company’s audited consolidated financial statements included in the Company’s Annual Reports on Form 10-K Report for the fiscal years ended December 31, 2008 and 2007 as filed with the SEC. The Audit Committee discussed the opinions of those firms which were ultimately included in the Annual Reports, based on audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), that these consolidated financial statements present fairly, in all material respects, the consolidated balance sheets of the Company and subsidiaries as of December 31, 2008 (the BDO Seidman opinion) and 2007 (the KPMG opinion), and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows, in conformity with U. S. generally accepted accounting principles. The Audit Committee has discussed with management and representatives of the appropriate independent registered public accounting firm any significant changes to the Company’s accounting principles, the quality of accounting principles and estimates used in the preparation of the Company’s financial statements, and any items required to be communicated by the appropriate independent registered public accounting firm in accordance with Statement of Auditing Standards No. 61, as amended.

The Audit Committee has received the written disclosures and letters from BDO Seidman required by PCAOB Rule 3526 and has reviewed and confirmed the independence of that firm as independent auditor by requiring that it submit to the Audit Committee a formal written statement delineating all relationships between BDO Seidman and the Company. The Audit Committee engaged in a dialogue with BDO Seidman with respect to any disclosed relationships or services that may impact its objectivity and independence. Based in part on the foregoing, following the Audit Committee’s discussions with management and representatives of BDO Seidman, the Audit Committee authorized the inclusion of the financial statements as of and for the year ended December 31, 2008 audited by BDO Seidman in the Company’s Annual Report on Form 10-K.

The Board previously determined that none of the members of the Audit Committee is an “audit committee financial expert” as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002, but that Audit Committee member Joel C. Puckett has attributes and experience that make it unnecessary for the Company to recruit an “audit committee financial expert” for the Board and Audit Committee. Mr. Puckett graduated with distinction from the University of Minnesota in 1965 with a degree in accounting and is a certified public accountant. After college, he worked for Arthur Andersen & Company for eight years and thereafter maintained his own public accounting practice; in these capacities his accounting experience relates primarily to tax and financial planning matters. In addition, Mr. Puckett was for a number of years the managing partner of a private venture capital fund and in that capacity sought investment opportunities, reviewed business plans and made investment decisions. He currently serves on the boards of directors of a bank and a bank holding company, neither of which is publicly held.

Joel C. Puckett, Chairman

Harden H. Wiedemann

John H. Williams

BDO Seidman as Auditor

BDO Seidman began serving as the Company’s independent registered public accounting firm in 2008. The Company has been advised that BDO Seidman has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as independent registered public accounting firm. Neither the Company nor any officer, director, or associate of the Company has any interest in BDO Seidman.

The Audit Committee entered into engagement letters with BDO Seidman regarding the terms of its services as independent registered public accounting firm in connection with the audits of the 2008 and 2009 financial statements. Those agreements are subject to alternative dispute resolution procedures.

Representatives of BDO Seidman attend some meetings of the Audit Committee of the Board. The Audit Committee reviews audit and non-audit services performed by BDO Seidman as well as the fees charged by BDO Seidman for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

A representative of BDO Seidman is expected to be present at the Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firms

The following table shows the fees billed to the Company for the audit and other services provided by the Company’s independent registered public accounting firm for the years ended December 31, 2008 and 2007.

	Year Ended December 31, 2008 BDO Seidman, LLP	Year Ended December 31, 2007 KPMG LLP
Audit Fees	$480,279	$653,580

Audit-Related fees (1)	7,115	42,063

Audit and Audit- Related fees	$487,394	$695,643

Tax fees (2)	0	35,000

All other fees	0	0

Total fees	$487,394	$730,643

(1)	Audit related fees for the years ended December 31, 2008 and 2007 consisted of fees for services related to disclosure documents prepared by the Company.
(2)	Tax fees for the year ended December 31, 2007 consisted of fees for tax consultation and tax compliance services.

Pre-Approval Policies of Audit Committee

The Audit Committee Charter provides that any engagement of BDO Seidman LLP or any independent auditor to render audit or non-audit services to the Company must be pre-approved by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant pre-approvals of audit and non-audit services in cases where the fees for the engagement do not exceed $10,000. This pre-approval delegation does not apply to engagements for work in respect of the Company’s internal controls. During 2008, all services rendered to the Company by BDO Seidman were pre-approved by either the Audit Committee or its Chairman acting within the scope of his delegated authority.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE EIGHT PERSONS NOMINATED BY MANAGEMENT.

AMENDMENT TO ARTICLES OF INCORPORATION

REVERSE STOCK SPLIT

(Proposal No. 2)

The Board of Directors has unanimously adopted a proposal to effect a one for five reverse stock split of all of the Company’s issued and outstanding common stock, par value $0.10 per share, as described below. Pursuant to the Company’s Articles of Incorporation, as amended, the Company is currently authorized to issue 62,500,000 shares of Common Stock and 10,000,000 shares of preferred stock. On the Record Date, there were 23,927,572 shares of Common Stock and no shares of preferred stock outstanding. An amendment to Article 4 of the Company’s Articles of Incorporation is required in order to effect the proposed reverse stock split. The proposed Articles of Amendment to the Articles of Incorporation (the “Amendment”) will be substantially in the form attached hereto as Appendix A.

Upon the effective date of the Amendment, each five outstanding shares of Common Stock (the “Old Common Stock”) will be automatically converted into one share of new common stock, $0.10 par value (“New Common Stock”). The number of authorized shares of New Common Stock will also be reduced to equal one fifth of the current number of authorized shares of Old Common Stock. Outstanding stock certificates for shares of Old Common Stock will thereafter automatically represent one fifth as many shares of New Common Stock. The Company will not issue fractional shares of New Common Stock; instead, the Company will pay to each holder who would otherwise be entitled to a fraction of a share, for each share of Old Common Stock that otherwise would have been converted into a fraction of a share of New Common Stock, an amount equal to such fraction multiplied by the fair market value of the Common Stock on the day preceding the effective date of the Amendment, as determined by the Board of Directors.

Shareholders should not submit any stock certificates until requested to do so. The surrender of certificates representing shares of Old Common Stock will not be necessary to effect the reverse stock split. However, after the reverse stock split is effective, the Company will request that holders of Old Common Stock send in their certificates to the transfer agent to be exchanged into certificates representing the appropriate number of shares of New Common Stock. No transfer fee or other fee will be payable by shareholders in order to exchange their certificates and to receive payment for any fractional shares.

Reasons for the Reverse Stock Split. The Board believes that, once the reverse stock split is effective, the market price for shares of New Common Stock should initially approximate the prior market price of five shares of Old Common Stock. While the precise effects of the reverse stock split cannot be predicted with any certainty, the Board believes that some increase in the price at which the Company’s stock trades would be desirable. In that regard, many investors look upon low priced stocks as unduly speculative in nature and, as a matter of policy avoid investments in such stocks. The recent share price of our Common Stock may reduce the effective marketability of the shares because of the reluctance of some brokerage firms to recommend low priced stocks to their customers. Brokerage firm policies and practices tend to discourage individual brokers from dealing in low priced stocks for various reasons. Some of these policies and practices pertain to the payment of commissions and the time-consuming procedures that make handling low priced stocks economically unattractive to brokers. Many institutional investors have policies prohibiting them from holding low priced stocks in their portfolios. In addition, the structure of brokerage commissions tends to have an adverse effect upon holders of low priced stock because the brokerage commission on a purchase or sale generally represents a higher percentage of the sales price than the commission on higher priced stocks. Moreover, analysts at some brokerage firms will not follow or issue reports on lower priced stocks.

Effective Date of the Reverse Stock Split. If Proposal Number 2 is approved by the shareholders, Articles of Amendment to the Company’s Articles of Incorporation would become effective when filed with the office of the Secretary of State of Texas or shortly thereafter; this is anticipated to occur shortly following the Meeting. While the Company intends to effect the reverse stock split as soon as practicable after approval by the shareholders, the Board reserves the right to delay or forego entirely the implementation of the reverse stock split if it decides that circumstances warrant such action.

Effects of the Reverse Stock Split. The principal effect of the reverse stock split would be to decrease the number of outstanding shares of Common Stock from 23,927,572 to approximately 4,785,515 and the proposed Amendment will also reduce the number of authorized shares from 62,500,000 to 12,500,000. The reverse stock split would not change the proportionate equity interest in the Company of any shareholder or the voting rights associated with shares, except as may result from the elimination of fractional shares as discussed above. In addition, the Board will take appropriate action to adjust proportionately the number of shares of Common Stock issuable upon exercise of outstanding options and warrants and to adjust the related exercise prices to reflect the reverse stock split, and the number of shares covered by the 2005 Long-Term Incentive Plan and awards thereunder will be adjusted proportionately.

The reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company will continue to be required to file reports under the Exchange Act.

The relative rights and preferences of the New Common Stock will be identical to the relative rights and preferences of the Old Common Stock. The par value for each share of New Common Stock will be $0.10, and the stated capital on the Company’s balance sheet attributable to Common Stock will be reduced to one fifth of the current amount, with a corresponding addition to the additional paid-in capital account. Future per share net income or loss and net book value per share will be increased because of the fewer number of shares outstanding following the reverse stock split.

The reverse stock split may leave some shareholders with one or more “odd lots” of Common Stock, which means stock in amounts of less than 100 shares. Odd lots may be more difficult to sell or require greater transactions costs per share to sell than shares in even multiples of 100.

Exchange of Stock Certificates. If the reverse stock split is implemented, each shareholder will be requested to exchange his or her stock certificate(s) for new certificate(s) representing the appropriate number of shares of New Common Stock. The Company’s transfer agent will furnish shareholders of record on the date that the reverse stock split becomes effective the necessary documents and instructions for the surrender and exchange of certificates. Any shareholder whose certificate for Old Common Stock has been lost, destroyed or stolen will be entitled to issuance of a new certificate representing shares of New Common Stock upon satisfaction of requirements of the Company and the transfer agent.

Under the Texas Business Corporation Act, shareholders of the Company are not entitled to exercise dissenters’ rights as a result of a reverse stock split.

Material U. S. Federal Income Tax Consequences of the Reverse Stock Split. The following discussion summarizes the material federal income tax consequences of the reverse stock split on shareholders and is based on the Code, the regulations thereunder, and judicial and administrative rulings in effect as of the date of this Proxy Statement, all of which may change, possibly with retroactive effect. This discussion does not address all aspects of U. S. Federal income taxation that may be relevant to a shareholder in light of the shareholder’s particular circumstances, such as, without limitation, shareholders who are not residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, shareholders who acquired their stock by the exercise of options or other derivative securities or as compensation. This discussion assumes that shareholders hold their shares of Old Common Stock as capital assets within the meaning of Section 1221 of the Code.

The reverse stock split will qualify as a recapitalization described in Section 368(a)(1)(E) of the Code, and no gain or loss will be recognized by the Company in connection with the reverse stock split. The receipt by a shareholder of shares of New Common Stock, except to the extent that cash is received in lieu of fractional shares, will be a nontaxable transaction for federal income tax purposes. Consequently, except with respect to cash received in lieu of fractional shares, a shareholder will not recognize taxable gain or loss with respect to the transaction. A shareholder who receive cash in lieu of a fractional share of New Common Stock will generally recognize gain or loss equal to the difference between the tax basis of the portion of Old Common Stock allocated to the fractional share of New Common Stock and the cash received for the fractional share.

The aggregate tax basis of the shareholder’s shares of Old Common Stock, excluding the portion of the basis allocable to fractional shares, will carry over as the tax basis of the shareholder’s shares of New Common Stock received as a result of the reverse stock split. Each shareholder will be required to allocate his or her basis in the shares of Old Common Stock ratably among the total number of shares of New Common Stock received as a result of the reverse stock split. The holding period of the shares of New Common Stock will include the holding period during which the shareholder held the shares of Old Common Stock, provided that the Common Stock is held as a capital asset when the reverse stock split is completed.

The Board recommends a vote FOR the approval of the Articles of Amendment, which requires the affirmative vote of at least two thirds of the shares entitled to vote at the meeting. An abstention from voting and broker non-votes will be included in computing the number of shares present for purposes of determining the presence of a quorum at the Meeting and whether the affirmative vote of a majority of the shares present at the Meeting has been received, but will not be counted as a vote either “For” or “Against” the Proposal. Thus abstentions and broker non-votes will have the same effect as votes “Against” the Proposal.

ACTION TO BE TAKEN UNDER THE PROXY

The accompanying proxy will be voted “FOR” Proposal No. 1 and Proposal No. 2 unless the proxy is marked in such a manner as to withhold the authority to do so (with respect to Proposal No. 1) or to vote against or abstain (with respect to Proposal No. 2). It will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournment or adjournments thereof. The Board knows of no matters, other than the election of directors, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter. The persons named in the accompanying proxy will also vote to adjourn the Meeting from time to time, if in their judgment it is deemed to be advisable.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2009 annual meeting of shareholders of the Company, a proposal must be received at the principal executive offices of the Company on or before December 28, 2009. However, if the date of the 2010 annual meeting of shareholders changes by more than 30 days from the date of the 2009 meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

If a proposal is submitted for action at the 2010 annual meeting other than by the process provided by Rule 14a-8, the shareholder proposal must meet the requirements of Section 2.12 of the Bylaws of the Company. Section 2.12 of the Bylaws provides that to be timely, a proposal must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, that if less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, a shareholder’s notice to the Company must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

ANNUAL REPORTS

Form 10-K

The Company will furnish to each person whose proxy is being solicited, upon written request of any such person, and without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and all amendments thereto, as filed with the SEC, including the financial statements and schedules thereto. Such report was filed with the SEC on March 27, 2009. Requests for copies of such report should be directed to GAINSCO, INC. Investor Relations, P. O. Box 199023, Dallas, Texas 75219-9023, telephone 972.629.4301. This Report, as well as the Company’s other filings with the SEC, may be read and copied at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1.800.SEC.0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

Annual Report to Shareholders

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2008 is being mailed concurrently with the mailing of this Proxy Statement. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of proxies.

Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated. You may also vote your shares by using the internet or telephone in accordance with the instructions contained on the enclosed form of Proxy.

APPENDIX A

AMENDMENT TO ARTICLES OF INCORPORATION

REVERSE STOCK SPLIT

The amendment revises Article 4.A. of the Amended Articles of Incorporation of GAINSCO, INC. to read in its entirety as follows:

ARTICLE 4. SHARES.

A. (1) The Company is authorized to issue two classes of shares to be designated respectively as “Common Stock” and “Preferred Stock.” The total number of shares which the Company shall have authority to issue is Twenty Two Million Five Hundred Thousand (22,500,000). The number of shares of Common Stock authorized is Twelve Million Five Hundred Thousand (12,500,000), and each such share shall have ten cents ($.10) par value. The number of shares of Preferred Stock authorized is Ten Million (10,000,000), and each such share shall have One Hundred Dollars ($100.00) par value.

(2) Each five (5) shares of previously authorized Common Stock issued and outstanding immediately prior to the effective date of this Amendment shall, upon the effective date of this Amendment pursuant to the Texas Business Corporation Act, without the necessity of any further action, automatically be combined into and immediately represent one (1) validly issued, fully paid and non-assessable share of Common Stock of the Company, $0.10 par value. The Company shall not issue fractional shares with respect to the combination. In lieu of any fractional shares to which a shareholder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the day preceding the effective date of this Amendment, as determined by the Board of Directors.

GAINSCO, INC.

VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE

As a shareholder of GAINSCO, INC. you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Time on May 26, 2009.

Vote Your Proxy on the Internet:

Go to www.continentalstock.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

OR

Vote Your Proxy by Phone:

Call 1 (866) 894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

OR

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, AND IN THE

ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2. Please mark your votes

like this X

1. To elect a Board of Directors consisting of eight persons.

(INSTRUCTION: To withhold authority to vote for any

individual nominee, strike a line through the nominee’s name below)

(01) Glenn W. Anderson, (02) Robert J. Boulware,

(03) John C. Goff, (04) Joel C. Puckett, (05) Sam Rosen, (06)

Robert W. Stallings, (07) Harden H. Wiedemann, and (08) John H. Williams

FOR WITHHELD

2. To approve Articles of Amendment to the

Company’s Articles of Incorporation to effect a

one-for-five reverse stock split

FOR AGAINST ABSTAIN

This proxy will be voted as directed, or if no direction is indicated, will be voted “for” the proposals

Change of Address

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature Signature Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 27, 2009

This proxy statement and our 2008 Annual Report on Form 10-K are available at https://www.sendd.com/EZProxy/?project_id=219

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

GAINSCO, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2008

The undersigned hereby appoints Robert W. Stallings, Joel C. Puckett and Glenn W. Anderson, and each of them individually, proxies with full power of substitution and with discretionary authority, to vote all shares of Common Stock that the undersigned is entitled to vote at the annual meeting of the shareholders of GAINSCO, INC. to be held on May 27, 2009 at 9:30 a.m. (Dallas Time), on the 1st Floor, 3333 Lee Parkway, Dallas, Texas 75219, or at any adjournment thereof, hereby revoking any proxy heretofore given. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

(USE ONLY FOR CHANGE OF ADDRESS)

PROXY

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

The members of the Board of Directors unanimously recommend that the Shareholders vote FOR proposals 1 and 2.

The undersigned hereby acknowledges receipt of the Notice of the aforesaid Annual Meeting.

(Continued and to be signed on reverse side)